UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant ☑

Filed by a party other than the Registrant ☐

Check the appropriate box:

     ☐      Preliminary Proxy Statement

     ☐      Definitive Proxy Statement

     ☐      Definitive Additional Materials

     ☑      Soliciting Material Pursuant to §240.14a-12

     ☐     Confidential, For Use of

              the Commission Only (as permitted
              by Rule 14a-6(e)(2))

CYGNUS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

     ☑     No fee required.

     ☐     Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)     Title of each class of securities to which transaction applies:

     (2)     Aggregate number of securities to which transactions applies:

     (3)     Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)     Proposed maximum aggregate value of transaction:

     (5)     Total fee paid:

     ☐     Fee paid previously with preliminary materials.

     ☐     Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)     Amount previously paid:

     (2)     Form, Schedule or Registration Statement No.:

     (3)     Filing Party:

     (4)     Date Filed:

January 24, 2005

Filed by Cygnus, Inc.
Pursuant to Rule 14a-12
of the Securities Exchange Act of 1934
Subject Company: Cygnus, Inc.
Commission No. 0-18962

CYGNUS, INC.
GlucoWatch G2® Biographer

IMPORTANT NOTICE

To Our Stockholders:

In the near future we will be sending out very important dated proxy material regarding a Special Meeting of Stockholders. We have always been proud of the fact that our stockholder base is primarily made up of individual investors like you. Regardless of the number of shares you own, your vote is very important to us and we need your support.

Your Board of Directors recommends you read the proxy material and vote your proxy when you receive it, which should be in the near future.

The enclosed press release, which you should read carefully, describes recent events and proposals at Cygnus, including a proposed sale of certain Cygnus assets for $10 million in cash and a plan of dissolution, both of which will require stockholder approval.

If the proposed asset sale is not completed, whether due to the failure of stockholders to approve the transaction or any other reason, Cygnus would likely file for, or be forced to resort to, bankruptcy protection and it is unlikely that there would be funds available for a distribution to stockholders.

Our solicitor, Georgeson Shareholder, will be contacting stockholders to solicit votes for this important stockholder meeting. Please save your company the expense of additional solicitation costs by voting your proxy as soon as you receive it.

Thank you for your support.

Sincerely,

John C Hodgman
Chairman, President and Chief Executive Officer
Cygnus, Inc.

Stockholders of Cygnus are urged to read the proxy statement and any other relevant documents filed with the SEC when they become available because they will contain important information. Investors and security holders can obtain free copies of the proxy statement and other relevant documents when they become available by contacting Cygnus, Inc., 400 Penobscot Drive, Redwood City, CA 94063-4719. In addition, documents filed with the SEC by Cygnus will be available free of charge at the SEC’s web site at www.sec.gov.

Information regarding the identity of the persons who may, under SEC rules, be deemed to be participants in the solicitation of stockholders of Cygnus in connection with the transaction, and their direct and indirect interest, by security holding or otherwise, in the solicitation, will be set forth in a proxy statement that will be filed by Cygnus with the SEC.

Filed by Cygnus, Inc.	FOR MORE INFORMATION, CONTACT:
Pursuant to Rule 14a-12	Cygnus, Inc.
of the Securities Exchange Act of 1934	Cygnus Corporate Communications
Subject Company: Cygnus, Inc.	(650) 369-4300 (option 2)
Commission No. 0-18962	www.cygn.com

CYGNUS AND ANIMAS CORPORATION ENTER INTO $10 MILLION ASSET
PURCHASE AGREEMENT

REDWOOD CITY, CA, DECEMBER 17, 2004 — CYGNUS, INC. (OTC BULLETIN BOARD: CYGN) announced today that it had entered into an Asset Purchase Agreement with Animas Corporation (NASDAQ: PUMP) pursuant to which Animas will acquire certain assets of Cygnus (the “Acquisition”) for a purchase price of $10 million in cash. The assets to be sold by Cygnus to Animas include substantially all of Cygnus’ intellectual property rights, fixed assets, supplier, manufacturing and license agreements, inventory and tangible personal property.

Assets excluded from the Acquisition include Cygnus’ cash and cash equivalents, accounts receivable and its arbitration claim against Ortho-McNeil Pharmaceutical, Inc., a Johnson & Johnson company.

The Asset Purchase Agreement was unanimously approved by the Cygnus Board of Directors. Cygnus currently expects the Acquisition to close in the first quarter of 2005, subject to certain conditions. First Albany Capital Inc. served as the Company’s exclusive financial advisor for this transaction.

Cygnus will submit for a stockholder vote two proposals: to approve the Acquisition and to approve a plan of dissolution. Cygnus will be filing a proxy statement and other relevant documents concerning the transaction with the Securities and Exchange Commission (SEC). The Acquisition and the liquidation proposals are not conditioned upon one another.

If the Acquisition and plan of dissolution are approved by stockholders and the Acquisition closes, Cygnus will complete the liquidation of its remaining assets and satisfy its remaining obligations. Upon the closing of the Acquisition, Cygnus would settle its obligations with Sanofi Aventis and the lien on Cygnus’ assets would be released. Cygnus would use its remaining cash to fund its further scaled-back operating expenses and the expenses of prosecuting the arbitration claim against Ortho-McNeil Pharmaceutical, Inc. As previously disclosed, Cygnus is seeking $34.6 million in damages in this arbitration. The outcome of the arbitration matter is inherently uncertain. There is risk inherent in all litigation. Accordingly, it is impossible to predict whether Cygnus will prevail in the arbitration matter, or to determine the amount of money, if any, Cygnus will recover. Upon the resolution of the arbitration, Cygnus would make a distribution to stockholders of any remaining liquidation proceeds.

If the Acquisition is not completed, whether due to the failure of stockholders to approve the transaction or any other reason, Cygnus would likely file for, or be forced to resort to, bankruptcy protection and it is unlikely that there would be funds available for a distribution to stockholders.

In a separate transaction, Cygnus signed a lease termination agreement with its Redwood City facility whereby Cygnus paid a termination fee of $500,000, forfeited its security deposit of approximately $77,600 and will leave certain trade fixtures and personal property in the facility when the Company vacates on or before March 31, 2005. The early termination relieves the Company of its contractual obligations of approximately $3.7 million for the remaining lease term through April 30, 2009.

Stockholders of Cygnus are urged to read the proxy statement and any other relevant documents filed with the SEC when they become available because they will contain important information. Investors and security holders can obtain free copies of the proxy statement and other relevant documents when they become available by contacting Cygnus, Inc., 400 Penobscot Drive, Redwood City, CA 94063-4719. In addition, documents filed with the SEC by Cygnus will be available free of charge at the SEC’s web site at www.sec.gov.

Information regarding the identity of the persons who may, under SEC rules, be deemed to be participants in the solicitation of stockholders of Cygnus in connection with the transaction, and their direct and indirect interest, by security holding or otherwise, in the solicitation, will be set forth in a proxy statement that will be filed by Cygnus with the SEC.

The GlucoWatch G2® Biographer and AutoSensors will remain available for purchase until the completion of the Acquisition. To purchase these products, call 1-866-GLWATCH (1-866-459-2824). After completion of the Acquisition, then future availability of GlucoWatch G2® Biographer products will be determined by Animas.

ABOUT CYGNUS

Cygnus (www.cygn.com and www.glucowatch.com) has developed, manufactured and commercialized new and improved glucose-monitoring devices. Cygnus’ products are designed to provide more data to individuals and their physicians and enable them to make better-informed decisions on how to manage diabetes. The three generations of Cygnus’ GlucoWatch Biographers are the only products approved by the FDA that provide frequent, automatic and non-invasive measurement of glucose levels. Cygnus believes its products represent the most significant commercialized technological advancement in self-monitoring of glucose levels since the advent of “finger-stick” blood glucose measurement approximately 20 years ago. The Biographer is not intended to replace the common “finger-stick” or alternative site testing methods, but is indicated as an adjunctive device to supplement blood glucose testing to provide more complete, ongoing information about glucose levels.

Some of the statements in this news release are forward-looking statements that involve risks and uncertainties. These forward-looking statements include statements about Cygnus’ plans, objectives, expectations, intentions and assumptions and other statements contained in this news release that are not statements of historical fact. Forward-looking statements include, but are not limited to statements about the consummation of the Acquisition including obtaining stockholder approval, the outcome of the Ortho-McNeil Pharmaceutical arbitration, the ability to satisfy Cygnus’ obligations without resorting to protection under bankruptcy laws, the timing and amounts of distribution of liquidation proceeds to stockholders, the capabilities and potential of the GlucoWatch G2 Biographer business, Cygnus’ ability to achieve market acceptance of the GlucoWatch G2 Biographer, Cygnus’ ability to manufacture the GlucoWatch G2 Biographer, and Cygnus’ plans for other commercialization alliances. In some cases, you can identify these statements by words such as “may,” “will,” “should,” “estimates,” “predicts,” “potential,” “continues,” “strategy,” “believes,” “anticipates,” “plans,” “expects,” “intends” and similar expressions. Cygnus cannot guarantee future results, levels of activity, performance or achievements. Cygnus’ actual results and the timing of certain events may differ significantly from the results and timing discussed in this news release. With respect to the sale of assets and liquidation, many of the risks and uncertainties involved are beyond Cygnus’ control. These risks and uncertainties include, but are not limited to, the ability to obtain stockholder approval of the transactions and to satisfy the other closing conditions to the Acquisition, the risk that Cygnus incurs additional liabilities that Cygnus does not now anticipate, that Cygnus’ expenses, including the expenses in prosecuting the arbitration matter, may be higher than expected whether due to length of time involved or otherwise, that the settlement of Cygnus’ liabilities could be higher than expected, and, since litigation is inherently uncertain, the possibility that Cygnus receives no recovery at all in the arbitration matter. All forward-looking statements included in this news release are based on information available to Cygnus on the date hereof, and Cygnus assumes no obligation to update any such forward-looking statements.

NOTE: “GlucoWatch” and “G2” are registered trademarks of Cygnus, Inc.